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                                  AGREEMENT                         EXHIBIT 10.1


                  THIS AGREEMENT ("this Agreement") is entered into as of the 22nd day of December, 2000, by and among BLOCK FINANCIAL CORPORATION, a Delaware corporation ("BFC"), David J. Kasper ("Kasper"), and Kathleen M. Kasper (Kathleen M. Kasper for the sole purpose of Section 4(b) of this Agreement).

                                   ARTICLE ONE

                            TERMINATION OF EMPLOYMENT

                  1. Mutual Agreement to Terminate Employment Agreement. BFC and Kasper acknowledge and agree that they are parties to an Employment Agreement dated January 31, 2000 ("Employment Agreement") and that, pursuant to Section 1.06(b) of the Employment Agreement, the parties desire to terminate Kasper's employment under the Employment Agreement by this Agreement. Such employment and the Employment Agreement shall terminate effective as of the close of business on December 31, 2000, or such earlier date as is agreed upon by the parties in writing (the "Termination Date"). By this agreement, the parties agree to waive any notice of termination required by the Employment Agreement. The parties agree that the "Reason for Termination" to be specified in the Form U-5, Uniform Termination Notice for Securities Industry Registration, to be filed with the Central Registration Depository, will be "Voluntary." Unless otherwise agreed in this Agreement, the termination of the Employment Agreement shall not be effective as to those portions of the Employment Agreement which, by their express terms as set forth therein, require performance by either party following termination of the Employment Agreement.

                  2. Resignations as Director and Officer. Kasper will resign
(a) as President, Financial Services Group of BFC and (b) from any and all officer and director positions held with BFC, its parents, affiliates and subsidiaries. Each such resignation shall be effective as of the Termination Date. Kasper shall execute resignations substantially in the form attached hereto as Exhibit A contemporaneously with his execution of this Agreement.

                  3.  Compensation and Benefits.

                  (a) For purposes of this Agreement and the mutual agreement of the parties as to the matters of compensation and benefits addressed in the Employment Agreement, the parties agree that Kasper shall receive compensation and benefits from BFC after the Termination Date as if BFC terminated Kasper's employment under the Employment Agreement for a reason other than for "cause" on the Termination Date, and the provisions of Section 1.06(a) of the Employment Agreement shall apply. The provisions of Section 1.06(a) of the Employment Agreement read as follows:

                  "1.06 - Termination of Employment.

                  (a) Termination Due to a Change in Control or Without Cause.


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                           (i) If Executive terminates Executive's employment
         under this Agreement during the 180-day period following the date of the occurrence of a "Change in Control" of Block, or if BFC terminates Executive's employment under this Agreement for any reason other than for "cause," then, upon any such termination of Executive's employment,
         (A) BFC shall pay to Executive compensation at an annual rate equal to the sum of (I) the annual rate of Base Salary in effect upon such termination, and (II) the aggregate short-term incentive compensation (under the H&R Block Short-Term Incentive Plan and any discretionary incentive program) paid by BFC to Executive for the last fiscal year completed before the fiscal year in which the termination of employment occurs (or, if such termination occurs prior to end of the fiscal year in which the Employment Date occurs, the amount of actual aggregate short-term incentive compensation to which Executive would have been entitled (with any discretionary incentive compensation calculated at target) had Executive remained employed through the last day of such fiscal year), such compensation to be paid throughout the one-year period following such termination at such periodic intervals as Base Salary would have been made had Executive remained employed by BFC hereunder; (B) any portion of any option to purchase shares of Block common stock granted pursuant to Subsections 1.03(e) or 1.05 of this Agreement and held by Executive at the time of such termination of employment that is not yet vested in accordance with its terms shall fully vest upon the date of such termination of employment, and shall be exercisable to the extent so vested for a period of three months after such date of termination of employment; (C) any Restricted Shares granted pursuant to Subsection 1.03(f) of this Agreement and held by Executive at the time of such termination of employment that are not yet vested (meaning the Shares are still subject to restrictions) shall fully vest upon the date of such termination of employment, and all restrictions on any Restricted Shares so vested shall terminate; and
         (D) HRB shall, during the one-year period following such termination, continue Executive's health, basic life, and disability insurance benefits (such health insurance benefits to be provided by BFC's payment (whether directly or by reimbursement) of Executive's premiums/contributions due as a result of Executive selecting continuation coverage (COBRA) under the plan providing such benefits) but only to the extent Executive does not obtain similar benefits paid for by a third party after such termination."

                  (b) The parties agree that, in accordance with Section 1.06(c) of the Employment Agreement, upon termination of Kasper's employment under such Employment Agreement, BFC shall have no further obligations to Kasper under the Employment Agreement and no further payments of Base Salary or other compensation or benefits shall be payable by BFC to Kasper, except (i) as set forth in Section 1.06 of the Employment Agreement, (ii) as required by the express terms of any written benefit plans or written arrangements maintained by BFC and applicable to Kasper at the time of such termination of Kasper's employment, (iii) as


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may be required by law, or (iv) as may be mutually agreed upon between the parties in this Agreement.

                  4. Repayment of Loan; Purchase of Home.

                  (a) The parties acknowledge and agree that, pursuant to Article Two of the Employment Agreement, BFC agreed to loan to Kasper $250,000 on February 14, 2000, that the $250,000 was loaned to Kasper on February 16, 2000, and that Kasper executed a promissory note dated February 16, 2000, evidencing the terms of such loan (the "Note"). Under the Note, Kasper is obligated to pay $63,441.44 to BFC on February 16, 2001 and on the February 16 of each succeeding year through February 16, 2005. BFC agrees to permit Kasper to postpone without penalty or default the first payment of $63,441.44 under the Note until the "Closing Date" (as defined in Section 4(b) of this Agreement), if the Closing Date is after February 16, 2001. BFC further agrees to waive and forgive all payments under the Note on the Closing Date, subject to the completion and satisfaction of the assignment described in Section 4(b) of this Agreement. The parties acknowledge and agree that any such waiver and forgiveness will result in Kasper's recognition of taxable income in the year in which the Closing Date and such waiver and forgiveness occur and that BFC has no withholding obligations with respect to such taxable income.

                  (b) The parties acknowledge that Kasper and Kathleen M. Kasper (the "Kaspers") are parties to that certain Residential New Construction Sale Contract dated April 1, 2000 and attached hereto as Exhibit B (the "Contract"), under which the Kaspers have agreed to purchase a personal residence located at 14579 Grenada Circle, Leawood, Kansas 66224 (the "Home"), from Grewal, Inc. (the "Seller"). The parties further acknowledge that as of the Termination Date, the purchase price of the Home is $1,288,036.10 (the "Purchase Price"), of which amount the Kaspers have paid $119,500, with the remaining $1,168,536.10 due on the date the purchase of the Home closes (the "Closing Date"). The Kaspers and BFC agree that on the Closing Date the Kaspers will assign the Contract and all amendments thereto to BFC, subject to the approval of the Seller, and that BFC will become the owner of the Home. The Kaspers will execute an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C on the Closing Date. Between the Termination Date and the Closing Date the Kaspers agree to notify BFC of any proposed modifications to the Home as presently designed and/or any amendments to the Contract at least five (5) business days prior to the performance of any such modifications or the execution of any such amendment, and that BFC has the sole right to approve or reject such modifications and such amendments. Absent such prior approval from BFC, the Kaspers agree not to proceed with any modifications to the Home or amendments to the Contract. After the Closing Date, if BFC sells the Home and the sales price (net of any advertising expenses incurred to sell the Home, broker commissions, other closing costs, and the estimated taxes payable as a result of the sale) is greater than the Purchase Price (as the same may be adjusted pursuant to amendments to the Contract approved by BFC pursuant to this Section 4(b)) (the difference between such sales price and such Purchase Price being the "Profit"), BFC agrees to pay to the Kaspers the lesser of the Profit or $119,500 as soon as



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reasonably practicable after such expenses, commissions, costs and estimated taxes are determined. BFC shall have no obligations with respect to such $119,500 except for the conditional obligation set forth in the immediately preceding sentence.

                  5. Business Expenses; Commitments. BFC shall promptly pay directly, or reimburse Kasper for, all business expenses, to the extent such expenses are paid or incurred by Kasper during the term of the Employment Agreement in accordance with BFC's policy in effect from time to time and to the extent such expenses were reasonable and necessary to the conduct by Kasper of BFC's business; provided, however, during the period from the date of this Agreement through the Termination Date and at all times thereafter, Kasper will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of BFC or any of its affiliates, nor will Kasper incur any expenses on behalf of BFC without BFC's prior written consent.

                  6. Conduct.

                  (a) Kasper's Conduct. During the period from the date of this Agreement through the Termination Date, Kasper will be reasonably and appropriately responsive to, and fully supportive of the management of BFC and its affiliates and will be cooperative with such management in providing information regarding areas of his expertise and experience with BFC. During the period from the date of this Agreement through the Termination Date, and for the two-year period after the Termination Date, Kasper will not (a) defame BFC, its affiliates or their respective directors and employees, (b) make disparaging statements to the media, to any employee or contractor of BFC or its affiliates, or to any other person or entity concerning BFC or any of its affiliates, their respective directors and employees or any matter related to his employment or non-employment, or (c) do any deliberate act designed primarily to injure the business or reputation of BFC or any of its affiliates.

                  (b) BFC's Conduct. During the period from the date of this Agreement through the Termination Date, and for the two-year period after the Termination Date, BFC will not (a) defame Kasper, (b) make disparaging statements to the media, to any employee or contractor of BFC or its affiliates, or to any other person or entity regarding Kasper, his performance, character, status or any other personal or professional matter, or (c) do any deliberate act designed in whole or in part to injure, embarrass or damage Kasper's reputation.

                  7. Release by Kasper. In consideration of BFC's promise to Kasper of the compensation and benefits specified in Section 3 of this Agreement, the loan forgiveness specified in Section 4 of this Agreement, and BFC's other promises and agreements set forth in this Agreement, Kasper for himself and for his relations, heirs, legal representatives and assigns unconditionally releases and forever discharges BFC, H&R Block, Inc., and all other affiliates of BFC, their respective present and past directors, officers, employees, agents, predecessors, successors, and assigns of and from any and all claims, demands, actions, causes of action and suits of any kind whatsoever, whether under federal or state statute, local regulation or at common law or which thereafter arise from any matter, fact, circumstance, event, happening or




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thing whatsoever occurring or failing to occur prior to the date of this
Agreement involving Kasper's employment by BFC or any affiliate of BFC including, without limitation, Kasper's hiring, compensation earned as of or before the date of this Agreement, the termination of Kasper's responsibilities as an officer of BFC and as a director and/or officer of each affiliate of BFC, Kasper's termination as an employee of BFC, other obligations of BFC or any other BFC affiliate (except for those obligations expressly stated in this Agreement, the post-termination provisions of the Employment Agreement or applicable benefit plans), and further including, but not limited to, any claims for race, sex or age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, the 1991 amendments of such Civil Rights Act, the Americans with Disabilities Act, as amended, and all other federal and state statutes and common law doctrines.

                  8. Consideration of Release of ADEA Claims. With regard to the waiver/release of rights or clams under the ADEA, Kasper acknowledges and understands that this is a legal document and that he is legally entitled to, and has been offered, a period of twenty-one (21) days (the "Consideration Period") to consider the waiver/release of such rights or claims under this Agreement before signing it. After signing this Agreement, Kasper may revoke the waiver/release of rights or claims under the ADEA by giving written notice ("Revocation Notice") to Mark A. Ernst, President of BFC, 4400 Main Street, Kansas City, Missouri 64111, within seven (7) days after the date of signing (such seven (7) day period, the "Revocation Period" and such date of signing, the "Signing Date"). For such revocation to be effective, the Revocation Notice must be received no later than 5:00 p.m., Kansas City, Missouri time, on the seventh (7th) day after the Signing Date. If Kasper provides the Revocation Notice to BFC this Agreement will be null, void and unenforceable by either party, and BFC will have no obligation to make any payments to Kasper hereunder.

                  9. Acknowledgements. Kasper acknowledges that BFC has advised him to consult with an attorney prior to signing this Agreement or before the expiration of the Revocation Period. Kasper specifically acknowledges and agrees that either the full twenty-one (21) day Consideration Period has lapsed or he has been offered such twenty-one (21) day Consideration Period but has elected to waive and forego all of the applicable days which have not yet lapsed in such twenty-one (21) day Consideration Period. Kasper acknowledges and agrees that upon such consideration he has decided to waive and release any claims that he may have under the ADEA, pursuant to the terms of this Agreement.

                  10. Waiver. BFC agrees to waive the post-termination obligations of Kasper under Sections 4.04(b) and 4.04(c) of the Employment Agreement without affecting Kasper's rights to compensation and benefits under
Section 3 of this Agreement and its incorporation of the terms of Section 1.06(a) of the Employment Agreement. Notwithstanding the foregoing, BFC does not waive Kasper's post-termination obligations under Section 3.02 and Section 4.02 of the Employment Agreement and such obligations shall remain in full force and effect. For purposes of Section 4.02 of the Employment Agreement, the payments received by Kasper pursuant to Section 3 of this Agreement shall be considered payments received by Kasper



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pursuant to the Employment Agreement.

                  11. Third-Party Beneficiary. The parties hereto agree that H&R Block, Inc. is a third-party beneficiary as to the obligations imposed upon Kasper under the Employment Agreement and this Agreement and as to the rights and privileges to which BFC is entitled pursuant to the Employment Agreement and this Agreement, and that H&R Block, Inc. is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

                  12. Entire Agreement. This Agreement and the post-termination obligations of the Employment Agreement constitute the entire agreement and understanding between BFC and Kasper concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by Kasper and a duly authorized officer of BFC. Failure of BFC, H&R Block, Inc. or Kasper to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

                  13. Successors and Assigns. This Agreement and each of its provisions shall be binding upon Kasper and the heirs, executors, successors and administrators of Kasper or his estate and property, and shall inure to the benefit of BFC, H&R Block, Inc. and their successors and assigns. Section 4(b) shall be binding upon Kathleen M. Kasper and the heirs, executors, successors and administrators of Kathleen M. Kasper or her estate and property, and shall inure to the benefit of BFC, H&R Block, Inc. and their successors and assigns. Neither Kasper nor Kathleen M. Kasper may assign or transfer to others the obligation to perform their respective duties hereunder.

                  14. Specific Performance by Executive. The parties acknowledge that money damages alone will not adequately compensate BFC or Block for breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party shall be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

                  15. Notices. Notices hereunder shall be deemed delivered five days following deposit thereof in the United States mails (postage prepaid) addressed to Kasper at: 11606 Tomahawk Creek Parkway, Apartment A, Leawood, Kansas 66211-2619; to Kathleen M. Kasper at the same address as Kasper (as provided pursuant to this Section 15), and to BFC at: 4400 Main Street, Kansas City, Missouri 64111; Attn: Mark A. Ernst, with a copy to James H. Ingraham, Esq., H&R Block, Inc., 4400 Main Street, Kansas City, Missouri 64111; or to such other address and/or person designated by any party in writing to the other parties.

                  16. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.




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         Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Missouri.

                                              KASPER:



Dated:   December 27, 2000                    /s/  David J. Kasper
       ------------------------------         ----------------------------------
       (the "Signing Date" by Kasper)         David J. Kasper



Dated:   December 27, 2000                    /s/  Kathleen M. Kasper
       ------------------------------         ----------------------------------
                                              Kathleen M. Kasper




Accepted and Agreed:

BLOCK FINANCIAL CORPORATION,
a Missouri corporation


By:  /s/  Mark A. Ernst
    -------------------------------------
    Mark A. Ernst, President

Dated:  December 28, 2000
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